UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 1, 2015

Old National Bancorp
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-15817	35-1539838
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Main Street, Evansville, Indiana		47708
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(812) 464-1294

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 1, 2015, pursuant to an Agreement and Plan of Merger, dated July 25, 2014 (the "Merger Agreement"), by and between Old National Bancorp ("ONB") and Founders Financial Corporation ("Founders"), Founders merged with and into ONB, with ONB as the surviving corporation (the "Merger"). Immediately following the Merger, effective as of January 1, 2015, Founders Bank & Trust, a Michigan chartered commercial bank and wholly-owned subsidiary of Founders, merged with and into Old National Bank, a national banking association and wholly-owned subsidiary of ONB, with Old National Bank as the surviving bank.

At the effective time of the Merger (the "Effective Time"), each issued and outstanding share of common stock of Founders (other than shares owned by Founders, ONB and their respective subsidiaries, which shares were canceled, except shares held directly or indirectly in a fiduciary capacity for the benefit of third parties or in satisfaction of a debt previously contracted, if any), converted into the right to receive (i) $38.00 in cash (the "Cash Consideration") and (ii) 3.25 (the "Exchange Ratio") fully paid and nonassessable shares of common stock of ONB, no par value per share. At the Effective Time, pursuant to elections made by each option holder as provided under the Merger Agreement, all outstanding Founders stock options converted into the right to receive an amount of cash for each share of Founders common stock subject to such stock options equal to (i) the sum of (a) the Exchange Ratio multiplied by $14.44 (which amount represents the average per share closing price of ONB common stock as reported on The NASDAQ Global Select Market for the 10 trading days ending on December 23, 2014) and (b) the Cash Consideration minus (ii) the amount of the exercise price per share of such stock options.

As a result of the Merger, ONB will deliver approximately $41 million in cash (including cash payable to Founders stock option holders in connection with the conversion of Founders stock options into a right to receive cash as described above) and 3,402,275 shares of ONB common stock to former holders of Founders common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp

January 2, 2015	By:	Jeffrey L. Knight

Name: Jeffrey L. Knight
Title: EVP, Chief Legal Counsel and Corporate Secretary